Exhibit 99.1

Conn’s, Inc. Reports Third-Quarter Fiscal 2015 Financial Results

Announces CFO Transition

Outlines Initiatives to Provide Additional Oversight

THE WOODLANDS, Texas--(BUSINESS WIRE)--December 9, 2014--Conn’s, Inc. (NASDAQ:CONN), a specialty retailer of furniture, mattresses, home appliances, consumer electronics and provider of consumer credit, today announced its financial results for the third quarter ended October 31, 2014. The Company also announced a transition of its Chief Financial Officer, changes to its management structure and new initiatives by the Board of Directors to enhance oversight of the business as Conn’s continues to actively pursue its previously announced review of strategic alternatives.

Financial Results

Third-quarter fiscal 2015 significant items included (on a year-over-year basis unless noted):

  Consolidated revenues increased 19.0% to $370.1 million;
  Same store sales declined 1.0%, influenced by tighter credit underwriting standards and the lapping of marketing strategy changes that drove a 35.1% increase a year ago;
  Furniture and mattress sales increased 37.4% and appliance sales rose 24.6%;
  Entered three new markets with the opening of six Conn’s HomePlus® stores;
  Retail gross margin increased 50 basis points to 40.6%;
  Adjusted retail segment operating income increased 11.9% to $38.1 million;
  Credit segment operating income decreased $43.6 million to an operating loss of $33.2 million, driven by increased provision for bad debts;
  The percentage of the customer portfolio balance 60+ days delinquent was 10.0% as of October 31, 2014, an increase of 130 basis points from July 31, 2014; and
  Diluted loss was $0.08 per share, compared to diluted earnings of $0.66 per share in the prior year.

Theodore M. Wright, Conn’s chairman and chief executive officer commented, “In the third quarter, we drove significant growth and expanded gross margins in the retail segment, but these gains were more than offset by additional provisions for credit losses. Customer credit scores continue to deteriorate. Despite underwriting changes reducing the percentage of originations to customers with scores below 550, the proportion of customers in late stage delinquency with a score below 550 increased this year, though it has remained relatively constant since the end of the second quarter. As a result, delinquency rates have increased and losses are being realized at a faster pace than originally anticipated. We recorded additional provisions for credit losses this quarter, based on the assumption that we will not realize any improvement in these trends over the next 12 months, despite the underwriting changes and improved collections execution. Although the realization of losses associated with the credit segment is occurring at a faster pace than originally anticipated, at this time, we do not believe we will experience static loss rates that are significantly different from our previous estimates. November credit performance has provided evidence of stabilizing credit trends, with the over-sixty-day delinquency rate holding steady at 10%. The percentage of balances 31 to 60 days past due declined for the quarter and again in November 2014 to 3.3% as compared to 3.6% a year ago. We are disappointed in this quarter’s reported results, and we are committed to improving performance in the credit segment through better execution and oversight.”

He continued, “The retail segment successfully opened six new stores and delivered increased retail gross margins compared to the prior year quarter. Additionally, we had only a slight decline in same store sales, despite underwriting changes that negatively impacted same store sales by approximately 12% during the third quarter. November same store sales increased 0.5%. Television same store sales in November increased 5.5%, led by strong sales of Ultra HD televisions.”

Retail Segment Results (on a year-over-year basis unless otherwise noted)

Total retail revenues were $305.1 million for the quarter ended October 31, 2014, an increase of $47.7 million, or 18.5%. The retail revenue growth reflects the impact of the net addition of 17 stores over the past 12 months. Comparable store sales were down slightly reflecting the impact of tighter year-over-year credit segment underwriting standards, fully lapping changes in marketing strategies last year which drove a 35.1% increase in same store sales and industry headwinds in the electronics categories. Additionally, the Company’s decision to discontinue sales of lower-margin lawn equipment reduced the reported year-over-year sales increase by $2.4 million.

The following table presents net sales and changes in net sales by category:

	Three Months Ended October 31,						Same store
	2014	% of Total	2013	% of Total	Change	% Change	% change
	(dollars in thousands)
Furniture and mattress	$86,820	28.5%	$63,191	24.6%	$23,629	37.4%	7.0%
Home appliance	82,811	27.2	66,453	25.9	16,358	24.6	9.5
Consumer electronics	73,722	24.2	68,396	26.6	5,326	7.8	(6.4)
Home office	28,380	9.3	28,613	11.1	(233)	(0.8)	(11.1)
Other	6,406	2.1	7,506	2.9	(1,100)	(14.7)	(29.9)
Product sales	278,139	91.3	234,159	91.1	43,980	18.8	(0.4)

Repair service
agreement commissions	23,056	7.6	19,601	7.6	3,455	17.6	(5.5)
Service revenues	3,414	1.1	3,286	1.3	128	3.9
Total net sales	$304,609	100.0%	$257,046	100.0%	$47,563	18.5%	(1.0)%

The following provides a summary of items influencing Conn’s product category performance during the quarter, compared to the prior-year period:

  Furniture unit sales increased 31.7% and the average selling price increased 2.0%;
  Mattress unit volume increased 24.8% and the average selling price increased 12.6%;
  Home appliances unit volume increased 17.1% with a 6.4% increase in average selling price. Laundry sales increased 30.2%, refrigeration sales increased 26.0%, cooking sales increased 21.4% and air conditioning sales declined 27.3%;
  Television sales increased 3.4% in total and declined 10.5% on a same store basis. Gaming hardware sales increased more than 400%;
  Computer sales increased 16.1% and tablet sales declined 47.0%; and
  Other sales declined 14.7% due to the exit of the lawn equipment category.

Retail gross margin was 40.6% for the quarter ended October 31, 2014, an increase of 50 basis points from the prior-year period. The year-over-year increase in retail gross margin is attributable to the significant growth in higher-margin furniture and mattress sales. Furniture and mattress sales contributed 31.2% of the total product sales and 43.3% of the total product gross profit in the current period. For the third quarter of fiscal 2015, home appliance accounted for 26.6% of total product gross profit, consumer electronics generated 21.4% of total product gross profit and home office contributed 5.7% of total product gross profit.

In connection with the opening of eight stores in the third and fourth quarters of fiscal 2015, the Company incurred $3.9 million in unlevered SG&A expenses during the quarter. This compares with $2.5 million of similar expenses in the prior-year period.

Credit Segment Results (on a year-over-year basis unless otherwise noted)

Credit revenues increased 21.6% to $64.9 million. The credit revenue growth was attributable to the increase in the average receivable portfolio balance outstanding. The customer portfolio balance equaled $1.25 billion at October 31, 2014, rising 32.7%, or $308.7 million from the prior year. The portfolio interest and fee income yield on an annualized basis was 16.9% for the third quarter, down 90 basis points from the same period last year reflecting a higher provision for uncollectable interest.

Provision for bad debts for the three months ended October 31, 2014 was $72.0 million, an increase of $49.4 million from the same prior-year period. The year-over-year increase was impacted by the following:

  A 36.4% increase in the average receivable portfolio balance resulting from new store openings and same store growth over the past 12 months;
  A 12.3% increase in the balances originated during the quarter compared to the prior year;
  An increase of 150 basis points in the percentage of customer accounts receivable balances greater than 60 days delinquent to 10.0% at October 31, 2014. Delinquency increased year-over-year across credit quality levels, customer groups, product categories, geographic regions and years of origination. Despite tighter underwriting and better collections execution, deterioration in the customer’s ability to resolve delinquency continued throughout the quarter and the expectations for charge-offs over the next 12 months were adjusted to fully reflect this trend;
  Higher expected charge-offs over the next twelve-month period as losses are occurring at a faster pace than previously anticipated, due to the continued deterioration in the customer’s ability to resolve delinquency;
  The decision to pursue collection of past and future charged-off accounts internally rather than selling charged off accounts to a third party. This change resulted in $7.6 million in additional provision as recoveries are expected to occur over an extended time period, which results in a reduction in expected cash recoveries over the next twelve months; and
  The balance of customer receivables accounted for as troubled debt restructurings increased to $73.4 million, or 5.9% of the total portfolio balance, driving $4.1 million of the increase in provision for bad debts.

Additional information on the credit portfolio and its performance may be found in the table included within this press release and in the Company’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2014, to be filed with the Securities and Exchange Commission.

Net Income Results

For the quarter ended October 31, 2014, Conn’s reported a net loss of $0.08 per diluted share, which included net pretax charges and credits of $0.4 million associated with facility closures and legal and professional fees related to the Company’s exploration of strategic alternatives and a class action lawsuit. This compares to $0.66 per diluted share for the prior-year quarter, which included a pretax charge of $2.8 million, or $0.08 per diluted share, associated with facility closures.

Store Update

Conn’s opened six HomePlus® stores in three new markets during the third quarter. These new stores are located in Lubbock, Texas; Denver, Colorado (2); Greenville, South Carolina; Tucson, Arizona; and Charlotte, North Carolina. The Company closed three stores in Texas and remodeled or relocated four other stores during the third quarter. In November, Conn’s opened two additional stores in Fort Collins and Colorado Springs, Colorado. With new store openings and the remodeling or relocation of existing stores, 77 of the Company’s 91 stores were operating in the Conn’s HomePlus® format at November 30, 2014. The Company plans to open 15 to 18 new stores and close two stores in fiscal 2016.

Capital and Liquidity

As of October 31, 2014, the Company had $450.5 million of borrowings outstanding under its asset-based credit facility. The Company had $335.3 million of immediately available borrowing capacity, with an additional $93.1 million that could become available upon increases in eligible inventory and customer receivable balances under the borrowing base.

Management Change

Conn’s today announced the departure of Brian Taylor, the Company’s Chief Financial Officer. Effective immediately, the Company has appointed Mark Haley as Interim Chief Financial Officer. Prior to joining Conn’s as Vice President and Chief Accounting Officer in October 2014, Mr. Haley was Vice President and Chief Accounting Officer at Coldwater Creek, Inc. for four years. He previously served as Senior Director, Financial Reporting at Supervalu, Inc. for three years and spent 16 years with Deloitte in Assurance Services. The Company has engaged an executive search firm to identify qualified candidates for the permanent Chief Financial Officer position. The search process will include both internal and external candidates.

“On behalf of Conn’s Board of Directors, I would like to thank Brian for his valuable contributions to Conn’s growth over the last several years and wish him the best in his future endeavors. Brian’s commitment and effort were essential to the expansion of the Company. Given Mark’s relevant industry and leadership experience, I have the utmost confidence in his ability to assume the responsibilities of CFO during the search for a permanent successor,” Mr. Wright said.

Additional Oversight

Conn’s also announced several new initiatives by its Board of Directors that are intended to enhance oversight of the business at a time when the senior management team is contending with a combination of rapid portfolio growth and a more difficult credit collection environment. Although the Company’s retail operations have performed well, with successful new store openings and product margin expansion, the performance of the Company’s credit operations has been disappointing several times over the last twelve months. Additionally, the Company recognizes that its credit operations forecasting has not been acceptably accurate.

To help address these challenges, the Board of Directors has established a Credit Risk and Compliance Committee. The Board of Directors members on this committee will be responsible for reviewing credit risks, underwriting strategy and credit compliance activities. The committee will direct and supervise an independent evaluation of underwriting standards to validate underwriting processes and results. A Board of Directors-directed evaluation of collections operations by two independent third-party advisors has already been completed. These reviews identified no significant deficiencies in operations effectiveness but did identify opportunities for improvement, particularly in collections cost efficiency.

Additionally, the Board of Directors has approved two new positions to augment its management team. The Board of Directors has initiated a search for a President, who will report directly to the Company’s Chairman and Chief Executive Officer. The Company is seeking candidates for this position with demonstrated senior leadership capabilities in large, complex retail and/or consumer credit organizations. The Board of Directors has also initiated a search for a Chief Risk Officer, who will report to the Company’s Chief Operating Officer and provide periodic reporting to the Credit Risk and Compliance Committee of the Board of Directors. The Board of Directors is taking these actions in response to the growing scale and complexity of the Company’s credit business, along with increasing industry-wide regulatory scrutiny.

Strategic Alternatives

In October 2014, the Company announced that its Board of Directors authorized management to explore a full range of strategic alternatives for the Company to potentially enhance value for stockholders. The Company has engaged an independent financial advisor to assist in this process and is actively engaged in preliminary discussions with multiple parties about a range of potential strategic alternatives.

No timetable has been set for the completion of the process.

Conn's does not expect to comment further or update the market with any further information on the process unless and until its Board of Directors has approved a specific transaction or otherwise deems disclosure appropriate or necessary. There can be no assurance that this strategic alternatives review will result in the Company changing its current business plan, pursuing a particular transaction or completing any such transaction.

Outlook and Guidance

With the ongoing review of strategic alternatives and the oversight initiatives being undertaken by the Company, the Company has decided to withdraw its earnings guidance for fiscal 2015 and is not currently providing earnings guidance with respect to fiscal 2016.

The following are the Company’s expectations for its business for the fourth quarter:

  Same stores sales flat to up 3%;
  Retail gross margin between 39.0% and 40.0%;
  Opening of 2 new stores during the quarter; and
  Closure of 1 store during the quarter.

Beginning with December results, the Company will release, shortly after the end of the month, same store sales and greater than 60 days delinquency performance. The Company believes this will provide investors with timely, relevant information about business trends and expects to continue this practice until the Company experiences more stability in its results.

Conference Call Information

Conn’s will host a conference call and audio webcast on Tuesday, December 9, at 10 a.m. CT / 11 a.m. ET, to discuss its earnings and operating performance for the fiscal 2015 third quarter. A link to the live webcast, which will be archived for one year, and slides to be referred to during the call will be available at http://ir.Conns.com. Participants may also join the live call by dialing 877-754-5302 or 678-894-3020.

Replay of the telephonic call can be accessed through December 16, by dialing 855-859-2056 or 404-537-3406 and Conference ID: 85285941.

About Conn’s, Inc.

Conn’s is a specialty retailer currently operating 91 retail locations in Arizona, Colorado, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee and Texas. The Company’s primary product categories include:

  Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;
  Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;
  Consumer electronics, including LCD, LED, 3-D, Ultra HD and plasma televisions, Blu-ray players, home theater and video game products, digital cameras and portable audio equipment; and
  Home office, including computers, tablets, printers and accessories.

Additionally, Conn’s offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn’s provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party rent-to-own payment plans.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include information concerning the Company’s future financial performance, business strategy, plans, goals and objectives. Statements containing the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. Although we believe that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, we can give no assurance that such statements will prove to be correct. A wide variety of potential risks, uncertainties, and other factors could materially affect the Company’s ability to achieve the results either expressed or implied by the Company’s forward-looking statements including, but not limited to: whether any potential sale of or other strategic transaction by or related to Conn's will be consummated and, if so, the timing and terms of any such transaction, including any possible sale price; general economic conditions impacting the customers or potential customers; the Company’s ability to continue existing or to offer new customer financing programs; changes in the delinquency status of the Company’s credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of the Company’s planned opening of new stores and the updating of existing stores; technological and market developments and sales trends for the Company’s major product offerings; the Company’s ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of the customers and the Company’s employees; the Company’s ability to fund the Company’s operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from the Company’s revolving credit facility, and proceeds from accessing debt or equity markets; and the other risks detailed in the Company’s SEC reports, including but not limited to, the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended January 31, 2014 and the Company’s Quarterly Reports on Form 10-Q. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions or update to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONN'S, INC. AND SUSIDIARIES
CONDENSED, CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2014	2013	2014	2013
Revenues:
Total net sales	$304,609	$257,046	$870,519	$690,206
Finance charges and other	65,449	53,830	187,951	142,422
Total revenues	370,058	310,876	1,058,470	832,628
Cost and expenses:
Cost of goods sold, including warehousing and occupancy costs	178,976	151,987	508,475	411,484
Cost of parts sold, including warehousing and occupancy costs	1,525	1,286	4,815	4,010
Selling, general and administrative expense	112,562	90,341	320,069	242,353
Provision for bad debts	72,019	22,730	133,862	58,049
Charges and credits	355	2,834	3,601	2,834
Total cost and expenses	365,437	269,178	970,822	718,730
Operating income	4,621	41,698	87,648	113,898
Interest expense	8,950	3,714	19,921	10,720
Other income, net	-	-	-	(38)
Income (loss) before income taxes	(4,329)	37,984	67,727	103,216
Provision (benefit) for income taxes	(1,265)	13,608	24,672	37,502
Net income (loss)	$(3,064)	$24,376	$43,055	$65,714

Earnings (loss) per share:
Basic	($0.08)	$0.68	$1.19	$1.84
Diluted	($0.08)	$0.66	$1.17	$1.79
Weighted average common shares outstanding:
Basic	36,265	35,955	36,203	35,686
Diluted	36,265	36,965	36,928	36,795

CONN'S, INC. AND SUSIDIARIES
CONDENSED RETAIL SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2014	2013	2014	2013
Revenues:
Product sales	$278,139	$234,159	$796,525	$628,482
Repair service agreement commissions	23,056	19,601	64,042	52,756
Service revenues	3,414	3,286	9,952	8,968
Total net sales	304,609	257,046	870,519	690,206
Finance charges and other revenues	531	438	1,340	1,067
Total revenues	305,140	257,484	871,859	691,273
Cost and expenses:
Cost of goods sold, including warehousing and occupancy costs	178,976	151,987	508,475	411,484
Cost of parts sold, including warehousing and occupancy costs	1,525	1,286	4,815	4,010
Selling, general and administrative expense	86,436	69,920	245,102	188,340
Provision for bad debts	54	203	98	389
Charges and credits	355	2,834	3,601	2,834
Total cost and expenses	267,346	226,230	762,091	607,057
Operating income	37,794	31,254	109,768	84,216
Other income, net	-	-	-	(38)
Income before income taxes	$37,794	$31,254	$109,768	$84,254

Retail gross margin	40.6%	40.1%	40.9%	39.6%
Selling, general and administrative expense as percent of revenues	28.3%	27.2%	28.1%	27.2%
Operating margin	12.4%	12.1%	12.6%	12.2%

Store count:
Beginning of period	86	72	79	68
Opened	6	2	16	6
Closed	(3)	(2)	(6)	(2)
End of period	89	72	89	72

CONN'S, INC. AND SUSIDIARIES
CONDENSED CREDIT SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2014	2013	2014	2013
Revenues -
Finance charges and other revenues	$64,918	$53,392	$186,611	$141,355
Cost and expenses:
Selling, general and administrative expense	26,126	20,421	74,967	54,013
Provision for bad debts	71,965	22,527	133,764	57,660
Total cost and expenses	98,091	42,948	208,731	111,673
Operating income (loss)	(33,173)	10,444	(22,120)	29,682
Interest expense	8,950	3,714	19,921	10,720
Income (loss) before income taxes	$(42,123)	$6,730	$(42,041)	$18,962

Selling, general and administrative expense as percent of revenues	40.2%	38.2%	40.2%	38.2%
Operating margin	(51.1)%	19.6%	(11.9)%	21.0%

CUSTOMER RECEIVABLE PORTFOLIO STATISTICS
(dollars in thousands, except average outstanding balance per account)

	October 31,
	2014	2013

Total outstanding balance	$1,253,523	$944,826
Weighted average credit score of outstanding balances	595	591
Number of active accounts	695,865	563,573
Weighted average months since origination of outstanding balance	8.7	8.6
Average outstanding account balance	$1,801	$1,676
Account balances 60+ days past due	$125,678	$80,505
Percent of balances 60+ days past due to total outstanding balance	10.0%	8.5%
Total account balances re-aged	$164,216	$102,802
Percent of re-aged balances to total outstanding balance	13.1%	10.9%
Account balances re-aged more than six months	$34,604	$20,738
Percent of total allowance for bad debts to total outstanding customer receivable balance	10.6%	6.3%
Percent of total outstanding balance represented by no-interest option receivables	33.9%	33.4%

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2014	2013	2014	2013
Data for the periods ended:
Total applications processed	313,663	267,558	874,911	682,453
Weighted average origination credit score of sales financed	608	599	607	601
Percent of total applications approved	41.7%	48.5%	44.8%	50.4%
Average down payment	3.6%	3.4%	3.8%	3.7%
Average income of credit customer at origination	$40,700	$41,000	$39,800	$40,200
Average total outstanding balance	$1,220,935	$895,087	$1,147,793	$820,305
Bad debt charge-offs (net of recoveries)	$27,064	$16,922	$76,812	$42,653
Percent of bad debt charge-offs (net of recoveries) to average outstanding balance, annualized	8.9%	7.6%	8.9%	6.9%
Weighted average monthly payment rate	4.94%	5.06%	5.17%	5.46%
Provision for bad debts	$71,965	$22,527	$133,764	$57,660
Provision for bad debts as a percentage of average outstanding balance (annualized)	23.6%	10.1%	15.5%	9.4%
Percent of retail sales paid for by:
In-house financing, including down payment received	77.3%	79.5%	77.2%	73.2%
Third-party financing	11.4%	11.5%	11.9%	11.7%
Third-party rent-to-own options	4.8%	2.5%	4.3%	2.9%
Total	93.5%	93.5%	93.4%	87.8%

CONN'S, INC. AND SUSIDIARIES
CONDENSED, CONSOLIDATED BALANCE SHEET
(unaudited)
(dollars in thousands)

	October 31,	January 31,
	2014	2014
Assets
Current Assets
Cash and cash equivalents	$5,760	$5,727
Customer accounts receivable, net	598,241	527,267
Other accounts receivable, net	75,245	51,480
Inventories	168,603	120,530
Deferred income taxes	40,562	20,284
Income taxes recoverable	12,846	2,187
Prepaid expenses and other assets	9,389	8,120
Total current assets	910,646	735,595
Long-term customer accounts receivable, net	507,399	457,413
Property and equipment, net	116,585	86,842
Deferred income taxes	11,070	7,721
Other assets, net	10,306	10,415
Total Assets	$1,556,006	$1,297,986

Liabilities and Stockholders' Equity
Current Liabilities
Current portion of long-term debt	$391	$420
Accounts payable	92,100	82,861
Accrued expenses	45,709	39,334
Other current liabilities	25,137	19,992
Total current liabilities	163,337	142,607
Long-term debt	696,310	535,631
Other long-term liabilities	59,681	30,458
Total liabilities	919,328	708,696
Stockholders' equity	636,678	589,290
Total liabilities and stockholders' equity	$1,556,006	$1,297,986

NON-GAAP RECONCILIATION OF RETAIL SEGMENT
OPERATING INCOME, AS ADJUSTED
(unaudited)
(dollars in thousands)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2014	2013	2014	2013
Operating income, as reported	$37,794	$31,254	$109,768	$84,216
Adjustments:
Costs (credits) related to facility closures	(141)	2,834	3,105	2,834
Legal and other fees related to evaluation of strategic alternatives and class action lawsuit	496	-	496	-
Operating income, as adjusted	$38,149	$34,088	$113,369	$87,050

Retail segment revenues	$305,140	$257,484	$871,859	$691,273

Operating margin
As reported	12.4%	12.1%	12.6%	12.2%
As adjusted	12.5%	13.2%	13.0%	12.6%

Basis for presentation of non-GAAP disclosures:

To supplement the Company’s condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"), the Company also provides retail segment adjusted operating income and adjusted operating margin. These non-GAAP financial measures are not meant to be considered as a substitute for comparable GAAP measures but should be considered in addition to results presented in accordance with GAAP, and are intended to provide additional insight into the Company’s operations and the factors and trends affecting the Company’s business. The Company’s management believes these non-GAAP financial measures are useful to financial statement readers because (1) they allow for greater transparency with respect to key metrics the Company uses in its financial and operational decision making and (2) they are used by some of its institutional investors and the analyst community to help them analyze the Company’s operating results.

CONN-G

CONTACT:
Investor Contact:
S.M. Berger & Company
Andrew Berger 216-464-6400